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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     FORM 5
               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
[_]  Form 3 Holdings Reported
[_]  Form 4 Transactions Reported
________________________________________________________________________________
1.   Name and Address of Reporting Person*
      Lamone           Rudolph            P.
--------------------------------------------------------------------------------
      (Last)            (First)        (Middle)
      1807    Viewtop       Court
--------------------------------------------------------------------------------
               (Street)
      Annapolis     MD        21401
-------------------------------------------------------------------------------
      (City)     (State)      (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol
        EA Engineering, Science, and Technology, Inc.  (EACO)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)
        ###-##-####
________________________________________________________________________________
4.   Statement for Month/Year            8/00
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)
________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer      (Check all applicable)
     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing      (Check applicable line)
     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     1,798          D
====================================================================================================================================

*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

FORM 5 (continued)               Rudolph P. Lamone                (Form 5-07/98)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                    Common
 Purchase Option    $6.125   1/10/95  A         1,000        1/10/95  1/9/00    Stock    1,000
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                    Common
 Purchase Option    $3.938   1/10/96  A         1,000        1/10/96  1/9/01    Stock    1,000
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                    Common
 Purchase Option    $2.375   1/15/97  A         1,000        1/15/97  1/14/02   Stock    1,000
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                    Common
 Purchase Option    $2.205   1/14/98  A         1,000        1/14/98  1/13/03   Stock    1,000
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                    Common
 Purchase Option    $1.25    1/14/99  A         4,750        1/14/99  1/13/04   Stock    4,750
====================================================================================================================================
Common Stock                                                                    Common
 Purchase Option    $1.188   1/13/00  A         4,750        1/13/00  1/12/05   Stock    4,750            13,500    D
====================================================================================================================================

Explanation of Responses:

 /s/ Rudolph P. Lamone                                      October 13, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                  Page 2 of 2